Exhibit 99.1

On May 22, 2014, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. Announces Dividend

Dividend will be payable June 26, 2014

Columbus Grove, Ohio,  May 22, 2014 – United Bancshares, Inc. (NASDAQ: UBOH) announced today that its Board of Directors approved a cash dividend of $0.05 per common share payable June 26, 2014 to shareholders of record at the close of business on June 10, 2014.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company, which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

United Bancshares, Inc. has approximately 3,431,364 common shares outstanding as of March  31, 2014.

Contact:

Brian D. Young

President and CEO

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio  45830

(419) 659-2141

Email: info@theubank.com